Exhibit 10.32

DEVELOPMENT & LICENSING AGREEMENT

THIS LICENSING AGREEMENT (“Agreement”) is made and executed on this the 15th day of December, 2020 (“Effective Date”)

BETWEEN

Vyome Therapeutics Limited, (CINU73100GJ2017PLC098900) a company incorporated under the Companies Act, 2013, and having its corporate office at Plot No. 465 F.I.E, Patparganj Industrial Area, Ground Floor, New Delhi - 110092, (hereinafter referred to as “Vyome”, which expression shall unless it be repugnant to the context or meaning thereof deem to mean and include its successors and assigns) of the One Part;

AND

Sun Pharma Laboratories Limited, (CIN U25200MH1997PLC240268) a company incorporated under the Companies Act, 1956, and having its registered office at Sun House, 201 B/1, Western Express Highway, Goregaon (E), Mumbai - 400063 (hereinafter referred to as “Sun”, which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns) of the Other Part.

Vyome and Sun shall be jointly called as the “Parties” and severally as the “Party” in this Agreement.

WHEREAS

A.

Vyome, a wholly-owned subsidiary of Vyome Therapeutics Inc. (“VTI”), is inter alia, engaged in the business of conducting research and development services for VTI. VTI is engaged in the field of dermatology and bio-nanotechnology, development of dermatology platforms and products and their commercial exploitation.

B.

VTI and Vyome have developed proprietary platform Luliconazole Anti-Fungal Platform Technology (as defined below) which treats Tinea Spp based fungal infections and proposes to develop Luliconazole based cream and lotion formulation and commercialize the Product(s) within in the Territory;

C.

Sun is, inter alia, engaged in the business of developing, manufacturing, marketing and selling pharmaceutical and/or biotechnology related products and Sun has represented to Vyome that it has the requisite expertise and the infrastructure to carry out such activities;

D.

Based on the aforesaid representation, Sun has agreed to enter into this Agreement with Vyome for licensing of the Technology (as defined hereinafter) by Vyome to Sun, for manufacturing and commercialization of the Products (as defined hereinafter) within the Territory (as defined hereinafter) by Sun, on the terms and conditions hereinafter appearing.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

(a)

“Affiliate” shall mean any person or entity, or member of a group of persons or entities acting together, who through one or more intermediaries, directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control,” “controls” or “controlled” means ownership directly, indirectly or through one or more Affiliates, of 50% (fifty percent) or more of the equity share capital or the voting shares of a Party or have the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise) of a Party.

(b)	“API” shall mean the active pharmaceutical ingredient which is the main ingredient used in formulation of the Products.

(c)

“Applicable Laws” means any statute, law, regulations, administrative orders, ordinance, constitution, decree, bye law, approval of any governmental authority (including any sub-division or an instrumentality thereof), governmental policies, and shall include notifications, regulations, policies, directions, directives and orders or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration having the force of law of any of the foregoing by any statutory or regulatory or governmental authority (including any sub-division or an Instrumentality thereof) having jurisdiction over the matter in question.

(d)	“Clinical Trial” shall mean testing of any of the SKUs of the Products for the indications as mentioned in Schedule I on Indian patients as per applicable laws and approvals.

(e)	“Commercialization” shall mean to launch, market, promote, sell and distribute the Products in the Territory through the Marketing Channel.

(f)	“Commercialization Date” shall mean the date of the first invoice issued by Sun for sale of the Product in the Territory.

(g)

“Commercial Year” shall mean each period of 12 consecutive months beginning on (a) the first day of the first full month that occurs after the Commercialization Date and (b) each anniversary of the Commercialization Date.

(h)

“Confidential Information” of the Party shall mean information whether intangible or embodied in tangible form that is not publicly available and the unauthorized publication of which reasonably would be considered prejudicial to disclosing Party’s interests. By way of example and not limitation, Confidential Information may include information derived from or pertaining to any and all techniques; sketches; drawings; models; know-how; processes; apparatus; equipment; algorithms; software programs; software source documents; formulae; information concerning research, experimental work, Technology, synthesis, formulation composition, Manufacturing methods, biology, pre-clinical and clinical research information of the anti-acne, anti-fungal and other dermatology Products development, design details, and specifications; engineering information; financial information; procurement requirements; purchasing; Manufacturing; customer lists; business forecasts; sales and merchandising; marketing plans; business strategies; and Intellectual Property (as defined below). Information disclosed orally or visually or observed during visits and identified at that time as confidential shall be considered Confidential Information, provided the same is reduced to writing within 3 days of such disclosure. The terms and conditions of this Agreement shall form part of the Confidential Information.

Confidential Information does not include-

(i)	information, which is already in the public knowledge; or becomes part of the public knowledge through no violation of this Agreement; or
(ii)	information, which is in possession of receiving Party prior to disclosure; or
(iii)	information, which is hereafter lawfully disclosed by a third party to receiving Party; or
(iv)	any information independently developed or acquired by receiving Party without reference to or reliance upon Confidential Information as evidenced by receiving Party’s written records; or
(v)	is required to be disclosed to a court, tribunal or regulatory authority in connection with the enforcement or furtherance of such Party’s rights under this Agreement.

(i)	“Financial Year” means the period of twelve months ending on 31st March.

(j)

“Intellectual Property” shall mean (a) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (b) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (c) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (d) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; (e) Technology and the Proprietary Ingredient; (f) rights in, under, or to any invention that is conceived, singly or jointly with others, by a Party or any of its employees or independent contractors based at least in part on, or resulting at least in part from, the disclosure of any Confidential Information under this Agreement, and (g) the list as mentioned in Schedule II, and (h) all other Intellectual Property or proprietary rights, in each case whether or not subject to statutory registration or protection.

(k)

“Marketing Channel” shall mean and include pharmaceutical/doctor prescription marketing channel, using field force of Sun to market the Product(s) and to distribute the Products to Key Opinion Leaders (KOLs), Dermatologists, Specialist Doctors, General Physicians and chemists and/or over the counter sales after the Term.

(l)

“Net Sales” with respect to any period, means the aggregate gross amount invoiced by Sun or any of its Affiliates for all arm’s length sales of the Product during such period after deducting, if not previously deducted, (i) cash and quantity discounts, (ii) credits or allowances granted on claims, damaged goods, rejections or returns (iii) taxes (including GST) or duties (customs and excise) levied on, absorbed or otherwise imposed on sale of the Product; (iv) rebates in connection with the sale of the relevant Products; (v) any free distribution of reasonable quantities of promotional samples of Products (vi) reasonable freight, packing, shipping, postage and insurance charges, subject to maximum of 3% of Net Sales (as arrived after considering the above (i) to (v) deductions) in the Territory. The calculation of Net Sales shall be made in accordance with Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”).

(m)	“Products” shall mean the products as more particularly set out in Schedule I hereunder written.

(n)	“Proprietary Ingredient” shall mean a particular Medium Chain fatty acid derivative exclusively identified and sourced by Vyome and that has become part of Technology for which IP is owned by Vyome.

(o)

“Similar Technology” shall mean any other drug delivery system based on potentiation Technology that uses any of proprietary ingredients of Vyome from the medium chain fatty acids containing carbon chain length below 11.

(p)

“Technology” shall mean Vyome’s antifungal technology that potentiates Luliconazole using the Proprietary Ingredient in the topically formulated products for treating tinea species causing skin fungal infections.

(q)	“Territory” shall mean Republic of India.

1.2	Interpretation

1.2.1	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
1.2.2	A reference to a Clause, Schedule or Annexure is a reference to a clause of, or a schedule or annexure to this Agreement.
1.2.3	A reference to a Party to this Agreement includes the Party’s successors, Affiliates, permitted substitutes, permitted assigns and where applicable, its authorized representatives.
1.2.4

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

1.2.5	A reference to conduct includes, without limitation, an omission, statement or undertaking whether or not in writing.
1.2.6	A reference to writing includes a facsimile transmission (provided there is confirmation of receipt) and any means of reproducing words in a tangible and permanently visible form, including email.
1.2.7	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	GRANT OF LICENSE

2.1.

Vyome hereby grants to Sun an irrevocable, exclusive, non-transferable royalty bearing license to use the Technology and for Sun to manufacture and commercialize the Products in the Territory for the indications as may be approved by Regulatory Authority in India from time to time for the Luliconazole Products, through the Marketing Channel during the term subject to Sun meeting all the terms and conditions set in this Agreement.

2.2.	Sun hereby accepts such irrevocable, exclusive, non-transferable, royalty bearing license of the Technology subject to the terms and conditions herein.

2.3.

Notwithstanding any provision of this Agreement to the contrary, in no event shall Sun be permitted to sublicense or cross-license any of its rights arising hereunder without the prior written consent of Vyome.

2.4.

The grant of rights herein, shall be restricted to the Territory and the Marketing Channel only. Vyome reserves its unrestricted rights to license the Technology anywhere in the world except the Territory.

2.5.

Sun hereby acknowledges and agrees that neither Sun nor any of its Affiliates shall use or exploit the rights granted hereunder for any other purpose or in any other manner, except as specifically permitted under this Agreement.

3.	FEES AND CONSIDERATION

3.1

In consideration of the exclusive license herein granted to Sun in terms of this Agreement, Sun agrees to pay to Vyome the upfront fees and other milestones including Sales performance linked Milestones as provided in Schedule IV hereunder written.

3.2	Sun, further agrees to pay the royalty amount to Vyome for the duration of the Term commencing from the Commercializing Date (“Royalty”) as per Schedule IV.

3.3	Except for as provided for under this Agreement, Sun shall make the payments within thirty (30) days of date of invoice raised by Vyome for each of the payment to be made by Sun to Vyome.

3.4

In the event of delay in any payment by Sun beyond the stipulated time for each such payment as per the terms of this Agreement, Sun agrees to pay a late charge on the unpaid balance at an annual interest rate of four percent 4% from the due date till the date of the actual payment.

4.	OBLIGATIONS OF SUN

4.1	Manufacturing

Upon transfer of technology from Vyome. Sun will undertake the following:

4.1.1

Sun shall obtain the requisite manufacturing license from the concerned licensing authority by completing the regulatory filings with Indian health authorities along with three exhibit batches availability of the required regulatory data and obtain license within 30 days from the completion of the permeation or any such study that is mutually agreed by the Parties and the same study to be completed within 120 days from receiving skin samples and MRT samples. However, it can be extended further after mutual discussion.

4.1.2

Sun shall get the Products manufactured in accordance with (i) specifications agreed between the Parties which may include without limitation of purity, potency, stability, physical and chemical properties, (ii) and all Applicable Laws.

4.1.3	Sun shall have the right to appoint any third party manufacturer provided such facility of the third party manufacturer shall have the required manufacturing license for the same.

4.1.4	Sun shall at its own cost supply API and impurities as per required regulatory quality standards to the designated facility for carrying out the manufacturing of the Products.

4.1.5

Sun agrees to print with visible print on the packaging “technical collaboration with Vyome Therapeutics Limited” or such other text as agreed between the Parties clearly indicating that the Technology is provided by Vyome.

4.1.6	Sun will design its own packaging and use the same packing material to manufacture the finished product and Vyome shall not be in any manner liable and/ or responsible for the same.

4.1.7

Sun shall be solely liable and responsible for all the quality control and quality assurance of the raw materials, packing materials, finished Products and in-process quality checks. Sun shall also be liable for any Product complaints and Product liability claims from the end consumers, except for product quality due to the quality of Technology’s proprietary ingredient, which needs to be investigated and proven by a third party lab.

4.1.8	Sun shall maintain all the required documents for regulatory inspections as required by Applicable Laws.

4.1.9

Sun agrees to buy Proprietary Ingredient exclusively from Vyome during the Term of this Agreement and shall pay for the Proprietary Ingredient within 30 (thirty) days from the date of invoice raised by Vyome.

4.2	Commercialization of Products & Sale

4.2.1

Sun shall have a right to Commercialize, on an exclusive basis, the Products under its own brand name, in the Territory through Marketing Channel and it shall launch the Products in the Territory within 60 (sixty) days of from the date of first commercial batch manufacturing.

4.2.2	Sun shall in order to Commercialize the Products through the Marketing Channels, may at its own costs, carry out the following activities:
a)	carry out sales promotion and marketing activities, to promote the Products within the Territory;
b)	develop and disseminate the marketing collaterals containing the inscription and details of Technology by Vyome for the Products.

4.3	Minimum Sales Commitment

4.3.1

On or from the Commercialization Date, Sun agrees to sell minimum guaranteed sales value of the Products in every Commercial Year (“Minimum Sales Value”) as set out in Schedule III hereunder written for the first five Commercial Years.

4.3.2

In the event that the Agreement is not terminated as per the terms of this Agreement, Sun shall, 90 (ninety) days prior to the end of the fifth Commercial Year, provide Vyome with Minimum Sales Value forecast for the next five Commercial Years to be mutually agreed.

4.3.3

Sun shall grant to Vyome, upon the reasonable prior request of Vyome, access to such books, records, and relevant personnel of Sun (in each case, during normal business hours) to the extent reasonably required by Vyome in order to determine or verify the appropriate amount of any Royalty payment.

5.	OBLIGATIONS OF VYOME

5.1

Vyome has, at its sole expense, developed Luliconazole based Cream and Lotion formulation, and the method for the same. After the Effective Date, Vyome shall facilitate the transfer of the Technology to Sun without the details of the Proprietary ingredient with an arrangement of exclusive supply for Proprietary Ingredient by Vyome to its designated facility so as to enable the manufacturing of the Products by Sun and commercialize the same.

5.2

Vyome shall supply the Proprietary Ingredient as per requirement confirmed by Sun, at a price not lower than INR 19,365 per kg and any such increased price as may be agreed upon mutually by the Parties in writing, from time to time, due to inflationary reasons.

5.3

Vyome shall deliver Proprietary Ingredient to Sun within 120 (one hundred twenty) days after the receipt of firm purchase order from Sun, unless Sun specifies a later date in such order. All potential delays in meeting the agreed upon timelines for the delivery of the Proprietary Ingredient shall be communicated by Vyome in writing to Sun. Sun agrees not to procure the Proprietary Ingredient from any third party and shall procure the same from Vyome only.

5.4	Vyome shall deliver the Proprietary Ingredient at designated location as advised by Sun or as may be agreed by Parties in India on a case to case basis, with Freight charges to be paid by Sun.

5.5

Without prejudice to any other rights and remedies available with Sun under this Agreement or law, Vyome shall compensate Sun by granting Sun a reduction in the amount payable to Vyome by Sun for the delivery in question as follows:

(a)2% reduction in the amount payable, where Vyome has failed to deliver due to reasons directly attributable to Vyome, by a date which is later than 4 weeks after the agreed delivery date;

(b)4% reduction in the amount payable, where Vyome has failed to deliver due to reasons directly attributable to Vyome, by a date which is later than 8 weeks after the agreed delivery date;

(c)In the event of a failure or delay of supply by Vyome beyond 12 weeks after the agreed delivery date due to reasons directly attributable to Vyome, the Parties will decide the steps to be taken in this regard.

5.6

Sun shall inspect and verify the Proprietary Ingredient or cause the same to be inspected or verified and ensure that the Proprietary Ingredient being so delivered are as per the quality and specifications agreed between the Parties. Sun shall not be entitled to reject and/ or dismiss the Proprietary Ingredient post such due physical, visual, chemical verification and inspection of the Proprietary Ingredient and shall have assumed the title to the Proprietary Ingredient. Sun shall complete the inspection and verification of the Proprietary Ingredient within 7 (seven) days of the batch being ready at the manufacturing location and shall inform Vyome about completion and acceptance of such inspection in writing.

5.7

Upon inspection and verification, if Sun discovers any defects in the Proprietary Ingredient or if the Proprietary Ingredient is not as per the specifications, it shall promptly notify Vyome of the same. Vyome may agree or dispute the complaint so received from Sun. If Vyome agrees, it shall within ninety (90) days of receipt of such notice, supply replacement units of the Product to Sun free of cost or give credit to Sun for such defective Product units.

5.8

In the event Vyome disputes the aforesaid claim of Sun, the Parties shall within fourteen (14) days jointly nominate an independent reputable laboratory (the “Expert”) to ascertain whether the Product is in fact defective Product. The Expert shall act as an expert whose decision (including as to costs) shall, except in the case of manifest error, be final and binding upon the Parties. The charges for examination and all other related expenses shall be borne by the Party found to be at fault. Both Parties shall make all reasonable endeavours to conclude the expert examination within 45 days from the date of his appointment.

5.9

In the event of delay in any delivery by Vyome beyond the stipulated time for each such delivery as per the terms of the Agreement, Vyome agrees to pay a late charge on the delayed delivery at an annual interest rate of four percent 4% PA from the due date till the date of the actual delivery.

5.10

Vyome will provide Sun with all of the documentations that are filed with the Regulatory Authorities by Vyome pertaining to the Products, to the extent that is necessary for Sun’ s performance of the intended business, such as conducting Clinical Trials for and Commercialization of the Products in the Territory as mutually agreed between the Parties from time to time.

6.	CLINICAL TRIAL

6.1

Sun shall complete the protocol for the Clinical trial within 4 months from the Effective date of Agreement. Sun will complete Clinical Trial with data analysis within 12 months from the date of completion of protocol. In the event Sun fails to complete the Clinical Trial within the stipulated time of maximum of 12 months from the date of protocol finalization by both parties, All potential delays in meeting the agreed upon timelines for the conduct of clinical trial shall be communicated by Sun in writing to Vyome. As any health authorities decision or events that is not a controllable outcome at the hands of Sun or Vyome, Sun shall be excused from performance and shall not be in default in respect of any obligation under this Agreement to the extent that the failure or delay to perform such obligation is due to causes beyond its control or not attributable directly to Sun. If the Clinical trial is not completed within time period of sixteen months plus the additional time of delays that are not attributed to Sun Pharma, from the Effective date, it is considered as complete and considered as Clinical Trial is successful.

6.2

The protocol of the Clinical Trial and the results or outcome therein shall be interpreted and decided mutually by both the Parties and Vyome shall be entitled to receive Clinical Trial based Fee (as defined under Schedule IV). In the event Parties fail to agree on the protocols and results and analysis of the data, the Parties shall within fourteen (14) days jointly nominate an independent reputable KOL or CRO (the “Expert”) to agree on the protocols. The Expert shall act as an expert whose decision (including as to costs) shall, except in the case of manifest error, be final and binding upon the Parties. The charges of the Expert and all other related expenses shall be borne by the Parties equally. Both Parties shall make all reasonable endeavours to conclude the expert examination within 45 days from the date of his appointment.

6.3

In the event Clinical Trial is successful as per clause 6.2 or If the Clinical trial is not completed within time period of sixteen months plus the additional time of delays that are not attributed to Sun Pharma, from the Effective date, a specific Clinical Trial success Fee will be paid as shown in Schedule IV under the heading Clinical Trial success Fee.

6.4

Vyome shall be entitled to and Sun shall have no objection to Vyome having full access to the Clinical Trial documents such as protocol, Clinical Study report, etc. and Vyome shall be entitled to use the same for Publications provided it is not for any commercial use, such non-commercial use shall not be constituted as breach of the terms of this Agreement. Provided however, that in the event Vyome commercializes or sells the Products with the help of a third party, using only the Clinical Trial data in the registration dossier or filing and subsequent marketing, Vyome must inform in advance to Sun and receive the consent from Sun. The Parties shall mutually agree in the good faith the commercial benefit that can be passed on to Sun, if applicable, for such commercialization by Vyome, after such a commercialization event.

7.	TECHNOLOGY TRANSFER

7.1

Within ninety (90) days from the end of five (05) years from the Effective Date, Sun shall intimate whether it wishes to transfer the Technology fully including the details and sources of the Proprietary

Ingredient from Vyome and continue to manufacture and market the Products in the Territory and through the Marketing Channel for the indications agreed.

7.2

In the event of satisfactory results or positive outcome of the Clinical Trial is achieved as per clause 6.2, and in the event Sun decides to go for Technology Transfer as per Clause 7.1, or in the event such Clinical Trial is not concluded within five years from the Effective Date, Vyome shall be entitled to a payment of INR 8,76,00,000/- as one time fees for the transfer of Technology including the details of Proprietary Ingredient. Upon payment of such Technology Transfer fees by Sun, this Agreement shall be terminated only as per Clause 7.1 at the end of five years from the Effective Date and the consequences of such termination as laid down herein shall follow.

7.3

ln the event the outcome of the Clinical Trial is not satisfactory and with a negative outcome as per clause 6.2, and in the event sun decides to go for Technology Transfer as per clause 7.1, Vyome shall be entitled to a payment of INR 4,40,00,000/- as onetime fees for the transfer of Technology including the details of Proprietary Ingredient. Upon payment of such Technology transfer fees by Sun, this Agreement shall be terminated as per Clause 7.1 at the end of five years from the effective date of this agreement and the consequences of such termination as laid down herein shall follow.

8.	TERM

8.1

This Agreement shall have come in to force on and from the Effective Date and shall remain in effect for a duration of five (5) years (“Term”). at the end of Term as per clause 7, Sun will decide on the Technology Transfer. If Sun decides not to go for Technology Transfer, then the Agreement shall be renewed with mutual agreement in terms for another period of five (5) years period each unless terminated in accordance with the terms of this Agreement.

9.	INTELLECTUAL PROPERTY

9.1

Sun hereby agrees and acknowledges that Vyome owns all right, title, and interest in and to any Intellectual Property and hereby agrees and acknowledges that any and all modifications, derivative works, reverse engineering, improvements, formulations and adaptations relating to or emanating from any Intellectual Property will remain vested in Vyome.

9.2

In the event Sun or any of its Affiliates wishes to conduct any research and/ or clinical trials and allied activities on the Products, it shall obtain prior written consent of Vyome for the same and shall promptly provide all the data, intellectual property rights, study design, protocol, results, reports generated therefrom (“Information”) to Vyome. Sun hereby agrees and acknowledges that the above Information shall always vest in and remain the property of Vyome and Vyome shall have uninterrupted access and worldwide rights to use such derivative works for its own purposes.

9.3

Neither Sun nor its Affiliate shall at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing the Vyome’s right, title, or interest in such Intellectual Property. Sun or its Affiliate shall not use any Intellectual Property other than for the purpose of this Agreement.

9.4

Sun shall not, either by itself or through any Affiliate or any third person, at any time permit the Intellectual Property or any part thereof, to be applied or used, by any person, firm, body corporate other than for the purpose of this Agreement.

9.5	Sun agrees not to do anything that damages Vyome’s image and reputation and shall Commercialize the Products in accordance with the terms of this Agreement.

9.6

Sun shall inform Vyome of any infringement or any other use of the Intellectual Property by any person immediate upon it becoming aware of such infringement or use. Further, Sun shall, at its own cost, take adequate and requisite measures to protect the Brand against any counterfeit products that may be available in the market. However, Vyome shall, at its own take adequate and requisite measures to protect the IP related to its Product and Technology.

9.7

Upon termination of this Agreement Sun shall cease to use any of the Intellectual Property for any purpose whatsoever. Sun shall return to the Vyome any and all documents containing Intellectual Property and/ or information on formulations, quality standards and specifications of the Products including the Information.

9.8

Sun undertakes forever to keep the Intellectual Property in strict confidence and shall not in any way divulge any Intellectual Property to any person nor shall it use any Intellectual Property in any way except pursuant to this Agreement.

9.9

Sun will defend, indemnify, and hold Vyome, its affiliates, and their respective successors, directors, officers, employees, and agents harmless from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”) to the extent that such Losses arise out of or relate to Sun’s infringement, misuse or misappropriation of (i) any Intellectual Property Rights of Vyome Similarly, Vyome will defend, indemnify, and hold Sun, its affiliates, and their respective successors, directors, officers, employees, and agents harmless from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”) to the extent that such Losses arise out of or relate to Vyome ’s infringement, misuse or misappropriation of any intellectual property rights of any third party with respect to Product, technology and formulation composition .

9.10	The provisions of this clause shall survive termination/ expiration of this Agreement.

10.	CONFIDENTIALITY

10.1

Each Party shall use or disclose Confidential Information consistent with the terms and conditions of this Agreement. Neither Party shall use or disclose Confidential Information for any other purposes. Either Party may disclose Confidential Information to the extent necessary to its directors, officers or employees. Each Party shall ensure that such directors, officers or employees comply with confidentiality and non-use obligations as if they are parties to the Agreement.

10.2

Each Party shall take all reasonable precautions to prevent unauthorized disclosure of Confidential Information. Without limiting the foregoing, each Party shall take at least those measures that they take for protecting their own confidential and non-public information.

10.3

Either Party may disclose Confidential Information if required to do so by a court, tribunal or administrative authority, provided however, before making such disclosure gives prompt written notice to the other Party, and shall only disclose that portion of Confidential Information, which in the opinion of its legal counsel required to be disclosed.

10.4	Neither Party shall make any announcements to the public or to any third party regarding the arrangements contemplated by this Agreement without the prior written consent of the other Party.

10.5

Notwithstanding any provision in this Agreement to the contrary, no explicit or implicit rights in, under, or to any Confidential Information of either Party are assigned, transferred, licensed, or otherwise conveyed herein to the other Party.

10.6	The provisions of this clause shall survive termination/ expiration of this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Each of the Parties hereby represents and warrants that:

(a)	it is a company duly organized, validly existing and in good standing under the laws of India;
(b)	it has full power and authority to execute, deliver and perform this Agreement;
(c)

any and all consents, waivers, permits and approvals from any authority required in connection with the execution, delivery and performance of this Agreement have been duly obtained and shall be in full force and effect on the Effective Date;

(d)	it has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;
(e)	this Agreement is a legal, valid and binding agreement enforceable against each Party, except to the extent that such enforceability may be limited by the Applicable Law;
(f)

the execution and delivery of the Agreement by the Parties will not conflict with, result in the breach of any of the terms and conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party, nor will such execution, delivery and consummation violate any order, writ, injunction or decree by any authority to which it is subject;

(g)

no suit, action, investigation, inquiry or other proceedings by any authority or legal or administrative proceedings is pending as of the date hereof which may affect the validity or legality of this Agreement.

11.2	Sun further hereby represents and warrants to Vyome that:

(a)	the Products shall be manufactured (i) in compliance with Applicable Laws and regulations;
(b)	Subject to clause 11.1. (f) above, the Products and the process employed to manufacture the Product do not infringe any patent or other proprietary right of any third party.
11.3	Vyome further represents and warrants to Sun that:
(a)	That as of the Effective Date and during the Term, it has the right to license the Intellectual Property to Sun under this Agreement.
(b)	That, to the best knowledge of Vyome, no claim or demand has been made and no proceeding has been filed or, is threatened to be filed in relation to the Products or the Proprietary Ingredient.
(c)

To Vyome’s reasonable knowledge, there is, no violation of any Third Party or governmental consent or no preexisting license for Proprietary Ingredient whether exclusive or nonexclusive in the Territory.

(d)	Vyome represents that, to the best of its knowledge, and supply of the Proprietary Ingredient to Sun does not infringe any valid intellectual property rights of any Third Party in the Territory.

12.	DEFAULT

12.1

In the event that Sun (i) fails and/ or neglects to sell the Minimum Sales Value as mentioned in Schedule III below, or (ii) directly or indirectly whether through Marketing Channels or otherwise sells or attempts to sell the Products outside the Territory, or (iii) directly or indirectly sells or attempts to sell the Products otherwise than through the Marketing Channels, or (iv) breaches any of its obligations under this Agreement including its obligations with respect to Confidentiality or Intellectual

Property under this Agreement, or (v) breaches its obligations as provided in Clause 12 (“Default”), then Sun will be considered to be in breach of its obligations under this Agreement.

12.2

On Vyome coming to know of Sun having committed any Default mentioned in (i), (ii) or (iii) above, Vyome shall give forty five (45) days’ notice to Sun along with a detailed written explanation identifying the default committed by Sun to cure the Default to the reasonable satisfaction of Vyome as per the allegations contained in such documentary proof. In the event that Sun fails to cure the same to the reasonable satisfaction of Vyome within the stipulated period, the exclusive right herein granted to Sun shall, immediately thereafter, become a non-exclusive right along with a further communication from Vyome to Sun communicating Vyome’s dissatisfaction regarding the actions taken by Sun to cure the alleged breach and Vyome shall have the right in such a case to appoint any third party to Commercialize the Products in the Territory through the Marketing Channel.

13.	NON-SOLICITATION/ NON-COMPETE

13.1	Sun agrees and undertakes that it shall not, during the Term, manufacture, market, sell and distribute any other Product in the Territory that is based on the Technology or a Similar Technology.

13.2

Both Parties shall not employ nor attempt to employ any personnel directly involved in the activities related to the Products, without the prior written consent of the other Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party from (i) making generalized searches for employees (by use of advertisements in the media, the engagement of search firms or otherwise), (ii) continuing its ordinary course hiring practices that are not targeted specifically at employees of the other Party, (iii) hiring an employee of the Party who first initiates an employment discussion with the other Party, in each case, so long as the other Party has not violated the restrictions on solicitation contained herein or (iv) if the employee is no more employee of the other Party.

14.	FUTURE CO-DEVELOPMENT

14.1

Using the same Technology, Sun has expressed interest and Vyome has agreed to co-develop Antifungal Technology potentiated novel anti-fungal products containing APIs i.e. Amrolfine MRT and Eberconazole MRT (“New Products”).

14.2

The Parties may enter into an agreement for co-development of the New Products within 90 (Ninety) days from the completion of Clinical Trial, unless mutually extended by the Parties. Vyome shall provide a commercial proposal for terms of co-development within 45 (forty-five) days from the day Vyome has received intimation from Sun for such co-development of such New Products.

14.3

In the event, the Parties fail to agree on the commercial terms of New Products as mentioned in clause 14.2 above, neither Party shall have any obligation to the other with respect to the New Products.

15.	FUTURE CO-DEVELOPMENT FOR JAPAN MARKET

15.1

The Parties shall endeavour to enter into co-development and licensing of Products potentiated with Technology for Japan market if mutually agreed. Vyome shall provide a commercial proposal for terms of co-development.

15.2	Further, Sun shall have right to exercise first offer for Luliconazole MRT Technology for Japan Market in 9 (Nine) months from the Effective date.

15.3	In the event, the Parties fail to agree on the commercial terms for such co-development & licensing and enter into term sheet as envisaged in clause 15.2 above, this entire Clause shall lapse.

16.	TERMINATION

16.1

Either Party shall have a right to terminate this Agreement if the other Party commits a material breach of any of the obligations as mentioned in this Agreement, after giving ninety (90) days’ written notice to cure such breach and the same remains uncured. The termination on the grounds as set out herein shall be without prejudice to other rights of the Parties under the Agreement or under law.

16.2

However, termination due to breaches of Confidentiality obligations by either Party and Intellectual Property infringement by Sun, the breaching Party would be entitled only for a written notice of forty-five (45) days along with detailed written proof of the breach/infringement committed by the Party seeking an explanation regarding the same. However, post the notice period, the Agreement shall be terminated upon the discretion of the affected Party upon the affected Party’s dissatisfaction regarding the explanation given by the breaching/infringing Party.

16.3

Vyome giving not less than thirty (30) days written notice to Sun in the event Sun fails to launch any of the Products within prescribed time frame under Clause 4.2.1 above due to reasons directly attributable to Sun, Vyome shall have a right to terminate this Agreement and Sun shall not be entitled to the refund of Upfront Fee paid for that particular Product.

16.4	In the event of expiry or termination of this Agreement:
(a)

Each of Sun and Vyome shall stop and shall cause their Affiliates to stop using all Confidential Information of the other Party and upon the other Party’s request shall return to the requesting Party all Confidential Information within thirty (30) days from the date of request; provided that Sun shall be entitled to continue using such Confidential Information supplied by Vyome only for the purposes of selling its current stocks of the Product in accordance with the provisions of this Agreement. In case of Transfer of Technology by Vyome to Sun, Sun should have the rights to use the Confidential Information and this restriction would not apply.

(b)

Sun and its Affiliates shall stop using the Trademark and any other trademarks, trade names, trade dress, service marks or devices applied to or used in association with the Product which are the property of Vyome, except for the purposes of selling its remaining stocks of the Product in accordance with the provisions of this Agreement.

(c)

However, both Parties explicitly agree that Sun and its Affiliates shall be free to use MRT Trademark on the packs of the Products and promotional inputs for the Products in the Territory through the Marketing Channel, during the Term and in case of Transfer of Technology.

(d)

Except where this Agreement expires at the end of the term of the Agreement, Sun shall be entitled to sell in the Territory its stocks of the Product remaining at the effective date of such termination for a period of six (6) months, Sun may sell such stocks of Product on the terms and conditions set forth herein for a period of six (6) months and in the same Marketing Channel and Territory.

(e)

Sun, after completion of the 6 (six) months period as mentioned in 16.4(d) above, shall pay the amount of royalty as per Schedule IV on the Products sold, if any, in accordance with the payment terms agreed as per the provisions of the Agreement.

16.5

Within a period of 180 (one hundred and eighty) days from the date of last sale, Sun and its Affiliates shall destroy all promotional materials relating to the Product then in Sun’s or its Affiliates’ possession.

17.	INDEMNITY

17.1

Sun will defend, indemnify, and hold Vyome, its affiliates, and their respective successors, directors, officers, employees, and agents (each, a “Vyome Indemnified Party”) harmless from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”) to the extent that such Losses arise out of or relate to: (1) Any breach of any Applicable Laws, rules and regulations; (2) law, rules, or regulations with respect to the terms and conditions as laid down in the license for manufacturing the Products; (3) Sun’s infringement, misuse or misappropriation of any Intellectual Property and/ or Confidential Information of Vyome or any third party; (4) any product liability claims including voluntary or involuntary recall of Products; (5) claims or liabilities arising out of quality issues of the Product; (6) claims or liabilities arising out of gross negligence, willful misconduct or fraud by Sun.

17.2

Vyome will defend, indemnify, and hold Sun, its affiliates, and their respective successors, directors, officers, employees, and agents (each, a “Sun Indemnified Party”) harmless from and against any and all Losses to the extent that such Losses arise out of or relate to: (1) Any breach of any Applicable Laws, rules and regulations; (2) breach of any law, rules, or regulations with respect to the terms and conditions in supply of the Proprietary Ingredient; (3) any claim against Sun for infringement of Intellectual Property Rights of a third party with the sale of Products by Sun limited to Products’ formulation composition, provided they are followed as per the details as provided by Vyome to Sun; and (4) claims or liabilities arising out of gross negligence, willful misconduct or fraud by Vyome.

18.	LIMITATION OF LIABILITY

18.1

Each Party’s liability to indemnify the other Party under this Agreement, shall not exceed the aggregate Net Sale Price value of the annual Minimum Offtake of the Products made by Sun, in the year in which such Third Party Claim arises. However, this limitation shall not apply where any Third Party Claim is as a result of (i) any violation or infringement of Intellectual Property Rights; or (ii) gross negligence, wilful misconduct or fraud; or (iii) breach of confidentiality obligations; or (iv) any product liability claims.

18.2

In the event of any violation or infringement of Intellectual Property or Confidential Information by Sun or if Sun uses the Technology beyond the scope of this Agreement, Vyome shall be entitled to claim direct damages as per the calculation of losses suffered by Vyome and such calculation shall be acceptable to Sun without any litigation and/ or dispute in the matter.

18.3	Either Party’s liability under this Agreement, regardless of the form of action or claim, shall be limited to actual damages only and shall exclude all indirect and consequential damages.

19.	RELATIONSHIP

Nothing contained in this Agreement shall constitute a partnership or joint venture between the Parties nor shall any relationship of employer and employee be deemed to be created between Vyome and Sun or Vyome and the employees of Sun and Parties shall not represent to have the authority to bind the other Party to any third party and vice-versa.

20.	ASSIGNMENT

This Agreement and the rights hereunder shall not be assigned or transferred by either Party to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. However, the Parties shall have a right to assign the rights herein without such consent to its Affiliates, successor in interest by way of merger, acquisition, corporate restructuring, takeover or sale of all or substantially all of its assets. Any assignment or sub-contracting by either Party contrary to the provisions of this Agreement shall be void-ab -initio.

21.	WAIVER

No forbearance, indulgence, relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall, in any way, affect diminish or prejudice the right of such Party to require performance of that provision. Further any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, or as a waiver of any right under or arising out of this Agreement.

22.	NOTICES

22.1

Any notice or other communication required or permitted to be given to either of the Parties shall be in writing in the English language and shall either be sent in person or by nationally recognised overnight courier facsimile transmission, e-mail transmission or any other mode as acceptable under law to the following address or to such other address as may have been notified by the concerned Party in writing:

Vyome

Attn: Mrs Shefali Khaladkar

Address: Plot No. 465 F.I.E, Patparganj Industrial Area, Ground Floor, New Delhi - 110092

Sun

Attn: To Authorised Signatory

Address: Sun House, 201 B/1, Western Express Highway, Goregaon (E), Mumbai - 400063

CC: Rakesh Sinha, Legal Department

22.2

Any notice required or permitted by this Agreement shall be in writing and shall be deemed to be given on the earlier of the following (i) upon receipt, or (ii) (a) 7 (seven) days after deposit with the applicable national postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) 3 (three) Business Days after the Business Day of deposit with recognized courier.

23.	DISPUTE RESOLUTION AND GOVERNING LAW

23.1

In the event of any dispute or difference between the Parties hereto in respect of or in any respect concerning or connected with the interpretation or implementation of this Agreement or arising out this Agreement, such dispute or difference shall be referred to arbitration of three arbitrators, one arbitrator to be appointed by each of the Parties and the third Arbitrator to be appointed by the two Arbitrators, and such arbitration shall be governed by the Arbitration and Conciliation Act, 1996 or any statutory modification or re- enactment thereof for the time being in force. The venue of the arbitration shall be exclusively in Bengaluru.

23.2	This Agreement is governed by, and shall be construed in accordance with, the laws of India.

23.3	Subject to the above provisions, the competent courts in Bengaluru, India shall have exclusive jurisdiction for any matters related to or in connection with the Agreement.

24.	AMENDMENTS AND WAIVER

Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Applicable Law or otherwise afforded, will be cumulative and not alternative.

25.	ENTIRE AGREEMENT

This Agreement represents the entire agreement between the Parties in relation to the terms of the matters contained in this Agreement and shall supersede and extinguish any previous drafts, agreements or understandings between all or any of the Parties (whether oral or in written) relating to the subject matter herein, and shall include all schedules and amendments executed by the Parties mutually in writing.

26.	SEVERABILITY

In the event that any term, condition, or provision of this Agreement is held to be a violation of any Applicable Law, statute, or regulation the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term, condition, or provision had not originally been contained in this Agreement. Notwithstanding the above, in the event of any such deletion, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

27.	COUNTERPARTS

This Agreement may be signed in counterparts as necessary, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to the Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of the Agreement.

28.	COMPLIANCE WITH LAW

The Parties shall comply with all Applicable Laws and render all co-operation towards the fulfilment of the purpose and spirit of this Agreement. In case of any change in Applicable Law, that has an effect on the terms of this Agreement, the Parties agree that the Agreement would be reviewed, and if deemed necessary by the Parties, renegotiated in good faith.

29.	PUBLIC ANNOUNCEMENTS

The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation. The contents of any press release and/ or public announcement must be mutually agreed between the Parties.

30.	FORCE MAJEURE

30.1

For the purposes of this Agreement, “Force Majeure” means an event which is beyond the reasonable control of a Party, is not foreseeable, is unavoidable and not brought about by or at the instance of the Party claiming to be affected by such events and which has caused the non-performance or delay in performance, and which makes a Party’s performance of its obligations hereunder impossible or so impractical as reasonable to be considered impossible in the circumstances, and includes, but is not limited to, war, riots, civil disorder, earthquake, fire, explosion, storm, flood, epidemic, pandemic or other extreme adverse weather conditions, strikes, lockouts or other industrial action (except where such strikes, lockouts or other industrial action are within the power of the Party invoking Force Majeure to prevent), confiscation or any other action by Government agencies.

30.2

Force Majeure shall not include (i) any event which is caused by the negligence or intentional action of a Party or by or of such Party’s agents or employees, nor (ii) any event which a diligent Party could reasonably have been expected both to take into account at the time of the acceptance of the purchase order under this Agreement, and avoid or overcome with utmost persistent effort in the carrying out of its obligations hereunder.

30.3

The failure of a Party to fulfil any of its obligations hereunder shall not be considered to be a breach of, or default in respect of this Agreement in so far as such inability arises from an event of Force Majeure, provided that the Party affected by such an event has taken all possible precautions, due care and all measures, with the objective of carrying out the terms and conditions of the Agreement.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representative of the Parties hereto has duly executed this Agreement on the day, month and year first above written.

SIGNED and DELIVERED	)
VYOME THERAPEUTICS LIMITED	)
through its authorised signatory	)
/s/ Venkat Nelabhotla	)

SIGNED and DELIVERED	)
SUN PHARMA LABORATORIES LIMITED	)
through its authorized signatory	)
/s/ Kirthi Wardhaman Ganorkar	)